EXHIBIT 14

Our Reputation

A Shared Responsibility

Code of Ethics
6th Edition

Weyerhaeuser
The future is growing™

Our Values

 Customers and Suppliers

We listen to our customers and suppliers to improve our products and services to meet their present and future needs.

People

We are an employer of choice with high-performing people working together in a safe and healthy workplace where diversity, development and teamwork are valued and recognized.

Accountability

We expect superior performance and are accountable for our actions and results. Our leaders set clear goals and expectations, are supportive, and provide and seek frequent feedback.

Citizenship

We support the communities where we do business, hold ourselves to the highest standards of ethical conduct and environmental responsibility, and communicate openly with Weyerhaeuser people and the public.

Financial Responsibility

We are prudent and effective in the use of the resources entrusted to us to create shareholder value.

In pursuing our vision of becoming the best forest products company in the world, we are guided by our core values. Their common thread is integrity: doing what is right.

Integrity has always been a major part of Weyerhaeuser’s culture. Company leaders and employees at Weyerhaeuser have nurtured our commitment to integrity over the years. As a result, Weyerhaeuser is a highly respected company.

Our commitment to integrity is demonstrated by our focus on working safely, conducting business ethically, exhibiting a strong sense of corporate citizenship, and maintaining high environmental standards.

Every one of us is responsible for protecting and maintaining our company’s integrity. We must conduct business fairly and honestly and in a manner that is consistent with the guidelines in this code of ethics as well as comply with all applicable laws.

If you are not sure how to handle a work situation, turn to this code of ethics for help. You can also contact Ethics and Business Conduct at 1-800-716-3488 or at ethics@weyerhaeuser.com.

And always, if the right path is unclear, think and ask before you act. By working fairly and honestly and in a manner consistent with the guidelines in this code of ethics, we can achieve our vision.

Steven R. Rogel

Chairman, President and CEO

Contents

Ethics and Business Conduct Overview	3
Business Ethics Core Policy	4
Resolving Business Ethics Concerns	6
Issue Resolution Process	8
Antitrust and Competition Laws	9
Company Assets	10
Conflict of Interest and Corporate Opportunities	12
Employment Practices and Expectations	14
Environmental Responsibility	16
Full and Fair Disclosure	17
Gifts and Entertainment	18
Government Affairs and Reports	20
Inside Information and Insider Trading Laws	21
Intellectual Property and Confidentiality	22
International Business Conduct	23
Privacy	24
Safety and Health	25
Suppliers, Contractors and Customers	26
Waiver	27
Index	28

Ethics and Business Conduct Overview

Weyerhaeuser has a reputation for conducting business honestly and with integrity. Compliance with all laws and policies is expected of every employee, including officers and our directors, but the company is committed to going farther – to holding ourselves to high standards of ethical conduct.

Our commitment to ethical conduct goes back more than 100 years, and a formal ethics and business conduct program was started in 1976. Now Ethics and Business Conduct is managed by trained professionals and is available to employees, customers, contractors, suppliers and the public.

To ensure employees understand the company’s expectations, all employees are expected to be familiar with our code of ethics, Our Reputation: A Shared Responsibility; to participate in ethics training on a regular basis; and to model and promote ethical behavior.

Our vision

Ethics at the core of every Weyerhaeuser decision

Our mission

■	Provide leadership on standards of business conduct

■	Educate on ethical decision making

■	Monitor adherence to laws, company policies and guidelines

Ethics and Business Conduct

Ethics and Business Conduct is staffed by professionals experienced in applying the company’s ethics and business conduct expectations. They are available to assist employees in ethical decision making and to address allegations of unethical or illegal conduct.

Ethics and Business Conduct is also responsible for the management and administration of the company’s ethics and business conduct program. This includes development and distribution of the company’s code of ethics and provision of ethics training.

Ethics and Business Conduct can be contacted at: 1-800-716-3488 (toll-free) or (253) 924-4955 or by e-mail at ethics@weyerhaeuser.com

Ethics and Business Conduct 1-800-716-3488

Business Ethics Core Policy

Core policy

It is Weyerhaeuser’s core policy to maintain the highest standards of ethical business conduct.

Anyone who does business in the name of the company is expected to read the guidelines for ethical business conduct in the company’s code of ethics, Our Reputation: A Shared Responsibility.

Employees are personally responsible for behaving in a highly ethical manner as they conduct business. In addition, employees are required to participate in company educational programs to learn about business ethics expectations.

Employees must not knowingly help another person conduct business unethically.

Employees shall honestly answer all questions in the business conduct compliance certificates and cooperate in the company’s investigation of illegal or unethical activity when called upon.

Alignment with our values

This core policy aligns with all the company’s values: Customers and Suppliers, People, Accountability, Citizenship and Financial Responsibility.

Expectations

Weyerhaeuser will be recognized by all, both inside and outside the company, as an organization whose management and leaders will not tolerate unethical business conduct at any level.

Employee responsibilities

Employees will follow appropriate ethical behaviors and will seek guidance in resolving ethics issues by:

■	Following the company’s issue resolution processes, or

■	Contacting any of the following:

•	Their supervisor

•	Their human resource manager

•	Ethics and Business Conduct

•	The Law Department if a violation of law is involved

•	Any executive vice president or senior vice president

•	The president of the company

Additional responsibilities of leaders

Leaders’ responsibilities include:

■	Monitoring and ensuring compliance with this core policy by employees and others who do business on behalf of the company

■	Ensuring that every new or transferred employee receives the code of ethics and the 1-800 telephone number for Ethics and Business Conduct (1-800-716-3488)

■	Providing appropriate training for employees on business ethics issues

■	Taking a leadership role in modeling exemplary behavior in ethical business conduct and being open and available to discuss ethics concerns

■	Dealing effectively with business ethics concerns that arise in their business units

■	Supporting protection from retaliation for any employee who reports, supplies information about, or assists in an investigation into a business ethics concern

Consequences

Failure to comply with this core policy could result in disciplinary action, up to termination of employment.

Ethics and Business Conduct 1-800-716-3488

Resolving Business Ethics Concerns

Business ethics is about integrity – conducting business in a way that protects and maintains Weyerhaeuser’s reputation for fairness and honesty. At times, the right decision may not be clear. If you are not sure if an action will be ethical, stop and ask for advice first.

Sources for guidance

Some issues that may concern you may not be a business ethics issue. Such concerns should be addressed through standard unit, business or company processes, including the Employment Issue Resolution Process for human resources issues.

In addition, Weyerhaeuser’s core policies detail specific rules to be followed when conducting company business.

Some of our businesses, regions, departments, joint ventures and subsidiaries have policies and guidelines specific to their operations or activities. They should support our company’s vision and values and help ensure we maintain our reputation and comply with the law.

Our consultants, agents and contractors also represent Weyerhaeuser and are expected to support the company’s business ethics standards.

Business ethics issue resolution process

If you are faced with a situation you believe may not comply with our business ethics guidelines or may be unethical, inappropriate or illegal, you should promptly:

1.	First, try to resolve the concern through standard management channels or your human resource representative.

2.	If you are an employee covered by a labor agreement and a local grievance process covers the issue you are concerned about, you should follow that process.

3.	If resolution through standard management channels is not appropriate or you have already taken these steps and the issue was not adequately resolved, you may contact any of the following:

•	Ethics and Business Conduct at 1-800-716-3488 or (253) 924-4955 (the caller’s name and phone number are not displayed on these phones)

•	The Law Department, any executive or senior vice president, or the president and CEO

Making ethical business decisions

Before making a business decision, ask yourself:

■	Would this action endanger anyone’s life, health or safety?

■	Would the action be legal?

■	Would it comply with company processes?

■	Would I feel uncomfortable doing this?

■	Should I ask my team leader or supervisor before I do this?

■	Could I defend this action before my team leader, manager, peers, customers or community?

■	How would I feel if this decision were reported in the news?

If you are still not sure how to proceed after considering these questions, talk with your team leader or contact Ethics and Business Conduct at 1-800-716-3488 or (253) 924-4955 or by e-mail at ethics@weyerhaeuser.com.

Confidentiality

Ethics and Business Conduct makes every effort to protect the confidentiality of individuals who report violations of the law, company policies or perceived unethical conduct.

No retaliation

It is company policy to ensure that no retaliation occurs as a result of any employee raising a business conduct issue or reporting a perceived violation of company policy or the law. Retaliation against employees reporting a perceived violation of the law may result in felony criminal charges, exposing the company to substantial fines and individuals to fines and imprisonment.

Ethics and Business Conduct 1-800-716-3488

Issue Resolution Process

If your concern is not resolved after following these steps, or if your issue is an ethics and business conduct matter, contact

Ethics and Business Conduct

1-800-716-3488 or (253) 924-4955 • E-mail: ethics@weyerhaeuser.com

* You may also submit your concerns regarding accounting and audit matters and internal controls directly to the Chairman of the Board of Directors’ Audit
Committee by contacting the office of the company’s Corporate Secretary at (253) 924-5272.

Antitrust and Competition Laws

The antitrust laws of the United States and the competition laws of other countries are designed to preserve and protect competition in goods and services.

Some violations can result in felony criminal charges, exposing the company to substantial fines and individuals to fines and imprisonment. Violations can also lead to lawsuits, exposing the company to large damages and orders restricting our operations. Individuals who violate these laws are also subject to company discipline, including dismissal.

Our responsibilities

Every employee must comply with antitrust and competition laws. These laws can be complex and can differ from country to country. Here are some important steps that will significantly reduce the possibility of antitrust violations:

1.	Do not communicate with competitors about sensitive competitive topics, including:

-	Prices

-	Terms of sale

-	Pricing plans

-	Marketing strategies or plans

-	Expansion plans

-	Facility closures

-	Contraction or downtime plans

-	Specific costs

2.	Be careful how you communicate in memos, studies, reports, e-mail and voice mail, since poorly worded documents or messages can give the impression that improper activity took place when in fact it did not.

Potential antitrust involvement

If you are involved in or observe an activity that could raise an antitrust or competition law issue, immediately contact the Law Department or Ethics and Business Conduct for advice.

For more information

The Law Department has prepared antitrust and competition compliance program materials and training. Employees should obtain and be familiar with the contents of these materials.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Company Assets

We are all responsible for the appropriate use and protection of company assets under our control — such as electronic media, funds, property, information and records.

Electronic media

The company’s electronic media — including computers, intranet, Internet and e-mail — are to be used for business purposes.

With your supervising manager’s approval, limited personal use of these resources may be permitted. This use must not increase costs, harm productivity, reduce network performance, damage the company’s reputation, or interfere with your work duties.

Unacceptable use of electronic media includes visiting inappropriate Internet sites and storing, sending or forwarding inappropriate e-mails. This includes obscene, racist, hateful, harassing, pornographic or offensive material of any kind.

Company resources must not be used for personal financial benefit, to conduct business for anyone other then Weyerhaeuser, to violate copyright or software licensing rules, or to bypass company security measures.

Data or information created or stored using the company’s electronic media is not private and may be monitored and audited by Weyerhaeuser at any time without notice.

Use of company funds

Every employee is responsible for the prudent and effective use of all company funds, including those for travel and entertainment. We must not, on behalf of or in connection with the company, transfer any funds through market channels prohibited by U.S. or local laws.

Use of company property

Employees may use company property or services only if the property and services have been properly approved for general or public use. The use of company-owned land, materials and equipment under any other circumstances must be approved in advance. Any such use should not reduce the value of the property, be for personal profit, or have any other negative effect. Only with appropriate authorization may company property be sold, loaned, given away or otherwise disposed of, regardless of condition or value.

Removing company property

Company records should not be removed from the premises except for business purposes.

If you are transferred, terminated or granted leave, you may remove materials or information designated as company property only if you have received appropriate authorization.

Keeping company records

All company records must be kept in such a way that an accurate, auditable record is maintained. This includes safety statistics, workers’ compensation claims and environmental regulatory documents. Financial records must be maintained in accordance with generally accepted accounting principles. No one should make or omit an entry on the company’s books or records if the result would intentionally misrepresent the true nature of any transaction.

Records management

Employees should be aware of and comply with Weyerhaeuser’s companywide Records Management Program to ensure appropriate retention, protection, maintenance and disposition of all records, regardless of format or media.

No one should destroy any records with the intent to impede or obstruct any governmental investigation.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Conflict of Interest and Corporate Opportunities

A conflict of interest is a situation in which our personal interests or responsibilities do not align with our obligations as employees. For example, potential personal financial benefits may prevent us from using good judgment in performing our jobs. The actions of our family or friends can also place us in a conflict of interest.

All Weyerhaeuser people are expected to avoid conflicts of interest and the appearance of such conflicts. All business decisions will be considered on their merits. Guidelines for some of the more common conflicts are listed below.

Outside financial interests

As a general rule, you and members of your immediate family may not have any financial interest or ownership in a Weyerhaeuser supplier, contractor, customer or competitor with whom you deal in your job. Before entering into any such arrangement, fully disclose the details of the arrangement to the responsible unit manager and general counsel and obtain their written clearance.

A financial interest does not include ownership of securities in a publicly traded company if the fair market value of such ownership is less than your personal Weyerhaeuser annual income at year-end or 5 percent of your personal gross assets at year-end, whichever is greater.

Family and friends

It is possible for the actions of family or friends to create a conflict of interest for us as employees. For example, any gift or other benefit offered to a family member by a supplier or potential supplier is considered a business gift. For further information, see the Gifts and Entertainment guidelines in this code of ethics.

You may not engage in any business transaction on behalf of the company with a relative — or with a firm where such a relative is a principal, officer or representative — without prior full disclosure to, and written clearance from, both your responsible team leader and unit manager or appropriate vice president.

Using company suppliers

Employees who use company suppliers or contractors for personal business are expected to pay market value for services rendered and materials provided. In addition, you must disclose in writing to your unit manager your intention to enter into this type of relationship.

Outside jobs and activities

As Weyerhaeuser employees, we are expected to render our full-time best efforts to the company. You should not engage in outside business activities that divert time or attention away from Weyerhaeuser duties and responsibilities, compete with the company, or would otherwise be detrimental to the company.

Should you or your team leader feel it is necessary, your team leader should provide written clearance that an outside job or activity is acceptable within the bounds of expected job performance and that no apparent conflict of interest exists.

It remains each employee’s responsibility to ensure a second job or outside business does not conflict with Weyerhaeuser’s interests. You may work for a Weyerhaeuser supplier, contractor, customer or competitor only with prior full disclosure to and written approval from your unit manager.

If you have or are considering outside employment in addition to your Weyerhaeuser position, follow the guidelines below:

■	Work for your personal business may not be done on Weyerhaeuser time.

■	Customers and colleagues from the outside business should not contact you at Weyerhaeuser.

■	You may not use Weyerhaeuser equipment, or the time of any Weyerhaeuser personnel who are on company time, for your outside business.

■	You may use Weyerhaeuser’s information only with the written approval of your supervisor and the Law Department.

■	You may not use company time or resources to sell or promote products or services from your outside business. This includes using company mail, bulletin boards, telephones, faxes, e-mail, the intranet or the Internet.

Outside investment opportunities and corporate opportunities

Weyerhaeuser may be interested in business or investment opportunities that are made known to you as a result of your position with the company. You are expected to disclose information about such opportunities to the company before acting on them.

If you are unclear about when to disclose a business or investment opportunity, ask yourself:

■	Does this business or investment opportunity have anything to do with my job responsibilities?

■	Is the size or nature of this business or investment opportunity such that Weyerhaeuser could be interested in it?

If the answer to either of these questions is “yes,” you must disclose the business or investment opportunity to the company before taking action.

Some operating units of the company have specific policies that prohibit certain investments or activities. It is your responsibility to know your unit’s policies.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Employment Practices and Expectations

Weyerhaeuser’s commitment to maintaining and improving ethical business conduct has its roots in the day-to-day relationships that exist between Weyerhaeuser employees and people who have relationships with our company.

The following guidelines underscore our commitment to exemplary workplace relationships.

Overall philosophy

We treat all employees with dignity and respect.

Compensation

We provide pay and benefits competitive within our industry and recognize performance as appropriate.

Diversity

A diversity of people and ideas in the workplace is essential to our business success. All employees are expected to respect and value the contributions that people of different characteristics, experiences and backgrounds offer.

Weyerhaeuser employees are expected to work with suppliers, customers and other employees without any bias or discrimination. This includes but is not limited to bias or discrimination based on age, race, color, religion, gender, marital status, national origin, sexual orientation, veteran status and disability.

Employment practices

Employment decisions are made based on the following criteria:

■	Qualifications of candidates with respect to job requirements

■	Development needs of individuals and the company’s succession requirements

■	Equal opportunity and achieving work-force diversity

■	Legal and contractual requirements, including union contracts

Employing relatives

When relatives of current employees are being considered for employment, the above criteria apply. Relatives should, if possible, be employed in separate organizations or units. If relatives work in the same unit, employment decisions concerning one relative (such as pay or promotion) cannot be influenced by another. Relatives should not have any reporting relationship with each other unless the appropriate business vice president or Senior Management Team member has approved an exception. The same general considerations apply to employees who have close personal relationships with each other. The underlying principle is avoiding the potential for, or perception of, favoritism.

Harassment/ violence

We do not tolerate harassment in any form, including, but not limited to, sexual harassment, verbal abuse, intimidating behavior, threats or assault. If you experience harassment, report it to your team leader, supervisor, unit manager, human resource representative, senior manager, Weyerhaeuser’s Diversity/Equal Employment Opportunity (EEO) office, or Ethics and Business Conduct.

Privacy

We protect information about employees in company records from unauthorized use or disclosure.

Resolution process

When a problem arises, the resolution process should begin with your team leader, human resource representative or other appropriate person within your organization. If you are covered by a collective bargaining agreement or labor contract, matters covered by the agreement should be discussed with appropriate union representatives. Nonunion employees may make use of the Employment Issue Resolution Process. Your human resource representative can assist you with this process. For ethics and business conduct issues, contact Ethics and Business Conduct for assistance.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Environmental Responsibility

Environmental responsibility is a core company value. We work to meet or exceed applicable environmental laws and regulations and are recognized for superior environmental management systems and risk management. Failure to meet these environmental commitments could result in damage to the environment and our company’s reputation. It could also lead to criminal charges, fines and liabilities and could, in the extreme, imperil human health and safety.

Our responsibilities

We comply with all environmental laws, regulations and policies; identify and respond to public health concerns; and are responsible stewards of natural resources. Employees who are responsible for, or are engaged in, activities or operations that might affect the environment should be familiar with the laws, regulations and policies that relate to these activities and comply with them.

Resolution process

If you become aware of a situation or practice you know or suspect does not comply with environmental laws, regulations or company environmental policies and you are unable to address it personally, you should contact local management; an area regulatory manager; corporate Environment, Health and Safety; the Law Department; or Ethics and Business Conduct.

For additional resources for your business, see the For More Information insert inside the back cover.

Full and Fair Disclosure

Weyerhaeuser is committed to compliance with the securities laws and to communicating with its shareholders and investors in a candid and forthright manner and to providing disclosures that are full, fair, accurate, timely and understandable.

Our responsibilities

We comply with the securities laws and company policies and procedures relating to accounting, record keeping, document retention and auditing, and communications and disclosure.

Additionally, the chief executive officer, chief financial officer and chief accounting officer are responsible for ensuring that all documents the company files with the U.S. Securities and Exchange Commission and all public communications by the company contain full, fair, accurate, timely and understandable disclosures about the company.

Resolution process

If you become aware of a situation or practice that you know or suspect involves questionable accounting, record keeping, auditing or disclosure and you are unable to address it personally, you should promptly contact your supervisor, Internal Audit, the Law Department or Ethics and Business Conduct.

You may also submit your concerns regarding accounting and audit matters and internal controls directly to the Chairman of the Board of Directors’ Audit Committee by contacting the office of the company’s Corporate Secretary at (253) 924-5272.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Gifts and Entertainment

Whenever the exchange of gifts or entertainment accompanies business activity, Weyerhaeuser runs the risk of compromising, or appearing to compromise, our business ethics standards.

Weyerhaeuser discourages the exchange of gifts or entertainment to or from any of the company’s suppliers, contractors, customers or competitors. This rule covers gifts, entertainment and any other preferential treatment, including loans and guarantees, and also applies to members of your immediate family. If you decide to accept or give any gift or entertainment, follow these guidelines.

Gifts

■	In general, any gifts or entertainment exchanged should not exceed nominal value.

■	Items of nominal value are appropriate, unexceptional, relatively inexpensive and unlikely to be perceived as influencing the recipient.

■	Money should never be exchanged as a gift. Loans must be on a commercial basis from a lending institution.

■	In most cases, gifts should be offered only to an organization or department as a whole rather than to an individual.

■	No one should conceal or attempt to conceal any fact concerning any exchange of a gift or entertainment.

■	If you believe special circumstances justify offering a gift or entertainment on Weyerhaeuser’s behalf, you must take two further steps:

•	First, consider whether the recipient’s business ethics policies will limit that person’s ability to accept.

•	Second, if you select a gift or entertainment that has greater than nominal value, you must obtain written approval from a Weyerhaeuser unit or business management — whichever is appropriate for your situation.

Entertainment

Participation in any entertainment on Weyerhaeuser’s behalf is subject to these additional guidelines:

■	Entertainment should be conducted only if a business purpose is clearly identified.

■	Both parties are expected to be present for the purpose of advancing business opportunities.

■	Weyerhaeuser-sponsored entertainment requires advance authorization, including budgetary approval, from unit or business management.

■	Entertainment should not be extravagant.

■	Management approval is not required for meals that are part of normal business activity.

International

Conducting business internationally requires an understanding of, and sensitivity toward, different cultures and customs; however, the same standards of ethical business conduct apply. The exchange of gifts or entertainment should never compromise our business ethics standards.

Making a decision

You may be able to determine whether offering or accepting a gift or entertainment is appropriate by asking yourself:

■	Am I being asked to do something out of the ordinary?

■	Would I be uncomfortable doing this?

■	Would this exchange be a violation of the other party’s code of ethics?

■	How would accepting or giving the gift or entertainment appear to others at Weyerhaeuser, my peers or the general public?

■	Is the gift a personal benefit, or is it something that can be used on the job or shared with co-workers?

■	Would I be comfortable receiving a similar gift?

■	Is this gift being offered because my position enables me to influence a Weyerhaeuser decision in favor of a customer or supplier?

■	Is any effort being made to conceal the gift or offer?

Ask for help

Talk with your team leader or human resource representative or contact Ethics and Business Conduct if you have questions about giving or receiving gifts or entertainment.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Government Affairs and Reports

Because Weyerhaeuser’s success and profitability can be affected, either positively or negatively, by legislation and government policy, we ethically and responsibly participate in the political decision making process. Weyerhaeuser has a reputation for ethical business conduct and is committed to maintaining and enhancing strong relationships with government officials.

Our responsibilities

We make political contributions on behalf of the company only if such contributions have been approved in advance by the responsible vice president of Government Affairs and the general counsel.

Information provided to government officials to guide decision making is accurate and timely, and we ensure reports filed with any government body are accurate and complete.

We follow all laws and regulations regarding in-kind contributions, use of corporate facilities and resources, independent expenditures, and gifts and ethics laws. We never offer, promise or give anything of value to any government official, employee, agent or other intermediary (either domestically or internationally) in order to influence the exercise of government duties. For further information, see the Gifts and Entertainment guidelines in this code of ethics.

Only authorized employees and contract lobbyists may engage in lobbying activities on behalf of the company. Such individuals must comply with all applicable legal requirements.

We do not use company stationery, name, title or resources to express our personal opinions to government officials. Reimbursement of personal political contributions is prohibited.

For additional resources for your business, see the For More Information insert inside the back cover.

Inside Information and Insider Trading Laws

Inside information is any nonpublic information relating to Weyerhaeuser or another company that could be used improperly for personal advantage. For example, if you have knowledge of the company’s earnings or a planned acquisition or divestiture before that information has been publicly disclosed, you have inside information.

Our responsibilities

The possession of material nonpublic information can raise personal and corporate concerns. If you possess inside information, the following policies apply.

Disclosing inside information

You must not disclose material nonpublic information to anyone either inside or outside the company unless properly authorized to do so in advance.

Trading in securities

You must not trade in Weyerhaeuser securities when you possess material nonpublic information until the end of the second trading day following the date the company publicly discloses the information. A trading day is a day when the New York Stock Exchange is open for business.

You must not trade in the securities of another corporation if the value of that company’s stock is likely to be affected by an action you know Weyerhaeuser intends to take and the action has not yet been publicly disclosed.

Using inside information

You must not use inside information in any business transaction in a way that disadvantages the company or gives you an unfair personal advantage over others who do not have the information.

Special Instructions

From time to time in connection with certain company transactions, the Law Department may instruct officers and employees of the company not to trade in Weyerhaeuser securities and/or securities of other companies. If you have received such an instruction, you may only trade in Weyerhaeuser securities or securities of such other companies if you have been informed by the Law Department that such instruction is no longer in effect.

Directors and company officers

Directors and executive officers of the company may trade in Weyerhaeuser securities only with prior approval from the corporate secretary or general counsel. This restriction applies to officers of the company who are required by law to report their trading activities in Weyerhaeuser securities to the Securities and Exchange Commission. Directors and officers of the company may not trade in puts and calls in company stock or engage in short sales of company stock.

Ethics and Business Conduct 1-800-716-3488

Intellectual Property and Confidentiality

In our work, we may learn about or create valuable proprietary information, often referred to as intellectual property. Intellectual property helps our company maintain a competitive advantage.

Intellectual property is all or part of any business information such as plans, costs, price studies, market studies, customer and personnel data, or technical information such as inventions, formulas, designs and scientific data. Some intellectual property may be legally protected by patents, copyrights or trademarks.

Disclosure of confidential information

All company intellectual property will be preserved as confidential information until the appropriate team leader authorizes its release. We do not disclose or use confidential information except for its intended purpose, whether during or after our employment with Weyerhaeuser, unless we obtain proper authorization.

Entry interview

Team leaders will conduct entry interviews with new employees and contractors to provide direction for identifying and managing the confidential information in their work areas.

Exit interview

Team leaders will conduct exit interviews when employees and contractors transfer or leave the company or project. Intellectual property that was made known to the employee or contractor should be identified, and any documents or other items of intellectual property should be collected.

Competitive intelligence

Gathering information on our competitors and our marketplace is an important activity that allows us to make better decisions and enhances our competitiveness. We use only ethical and legal means to gather such information.

Use of others’ confidential information

Employees who have access to the confidential or proprietary information of another company must not disclose it or permit it to be used by Weyerhaeuser unless the owner grants permission in writing.

For additional resources for your business, see the For More Information insert inside the back cover.

International Business Conduct

We do business with all of our customers and suppliers and with government agencies in a straightforward and transparent manner. Employees in our international operations will comply with the laws of the host country and, except in the case of conflict with local laws, with applicable U.S. laws and regulations.

International practices

We comply with the U.S. Foreign Corrupt Practices Act and similar laws in place in other countries where we operate. In general, it is unlawful to bribe foreign officials to influence or keep business. Compliance with these laws requires strict observance of the following standards:

•	Use of company funds

We do not use funds for any purpose that would be in violation of the laws or regulations of any applicable country.

•	Payments to government officials

We do not exchange anything of value, directly or indirectly, with foreign government officials.

•	Political contributions

Advance approval from the Law Department is required before making any foreign political contributions.

•	Company records

All books, records and accounts accurately and fairly reflect transactions and disposition of assets.

•	Agents and consultants

We do not make payments prohibited by these standards through any other party retained, directly or indirectly, by Weyerhaeuser.

•	Investments

Where another company or person is the controlling owner or operator of an entity, we make an investment only when there is a written commitment to these standards from that company or person.

The only exceptions to these standards are for expediting payments and for promotional activities where permitted by law. In both instances, approval from the Law Department must be obtained in advance.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Privacy

Privacy of employee information

During the hiring process and during the course of employment, employees disclose a variety of personal information necessary for Weyerhaeuser to maintain accurate business and employment records. We respect the privacy of personal information and protect this information from inappropriate or unauthorized disclosure or use. Access to such information is restricted to the employee and those with a legitimate business or legal need.

Privacy of third-party information

In the course of doing business, we may collect information on customers, suppliers, contractors, competitors or other third parties. We protect this information and use it only for legitimate Weyerhaeuser business purposes. If we have access to the confidential information of another party, we must not allow unauthorized disclosure or use.

For additional resources for your business, see the For More Information insert inside the back cover.

Safety and Health

Providing safe and healthy places of employment is a core company value. We believe all safety incidents are preventable. All of us can and should finish each day safely and in good health. It is everyone’s responsibility to comply with the company’s expectations relating to workplace safety and health.

Any unsafe act, at-risk behavior, near miss or undesirable exposure that threatens the safety or health of any person should be brought to the attention of a team leader.

We treat injured employees with dignity and respect and provide the highest standard of care when addressing workplace injury and illness. The following guidelines summarize our basic responsibilities.

If there is an injury

All injuries must be promptly and accurately reported. Prompt and accurate reports help us take action to prevent recurrences. Failure to report injuries increases the risk of recurrence, could delay appropriate medical treatment, and could subject the company to substantial penalties.

If you believe you are not being treated appropriately following an injury, you should contact your local manager. If you believe your concern is not adequately addressed, you can contact Environment, Health and Safety; Disability Management; or Ethics and Business Conduct.

Fitness for work

It is unacceptable for Weyerhaeuser people to work when their ability to function safely is diminished for any reason. While at work or on company business, we must not have in our systems any illegal drugs or legal drugs that could cause impairment, including alcohol.

The possession, sale, purchase, delivery, use or transfer of illegal substances on company premises or at company functions is prohibited.

Violence

We are committed to maintaining a safe work environment for our employees. Threats, intimidation, harassment, assault and acts of violence are unacceptable.

For additional resources for your business, see the For More Information insert inside the back cover.

Ethics and Business Conduct 1-800-716-3488

Suppliers, Contractors and Customers

Supplier, contractor and customer relationships can involve issues of law and business ethics.

The following summary supplements, but does not replace, specific guidelines affecting purchasing or sales policies such as those developed in general for the company or in particular by individual business units or departments.

Our expectations

We treat our suppliers, contractors and customers fairly and honestly at all times. We expect our suppliers, contractors and customers to adhere to the same standards of fair and ethical business conduct to which we hold ourselves.

Criteria for company sales or purchases

We base our sales and purchases on product quality; service level, including consistency and dependability; and total cost of ownership.

The products we produce, market and distribute will meet our customers’ needs and conform to the standards for these products as established by independent industry associations, grading bureaus, government regulations, customary trade practices, and any prearranged customer specifications.

Payments, gifts and entertainment

We will not exchange payments with purchasing agents or other employees of any supplier, contractor or customer to obtain or retain business or to realize higher or lower prices for Weyerhaeuser.

Whenever the exchange of gifts or entertainment accompanies business activity with suppliers, contractors and customers, we comply with the gifts and entertainment guidelines in this code of ethics.

Confidential information

We respect the confidentiality of proprietary information given to us by suppliers, contractors, customers, associations and other outside bodies. Because certain restrictions relating to such information may place an unfair burden on Weyerhaeuser’s future business, an agreement stating the terms of the disclosure of any confidential information must be signed by both parties. Such agreements must be approved by the Weyerhaeuser employee who is accountable for the information and by the Law Department.

Purchase or sale reciprocity

We will not suggest or imply to suppliers, contractors or customers that purchases or sales by Weyerhaeuser are dependent upon buying from or selling to Weyerhaeuser.

Remarks about others

We will not make false or misleading remarks to suppliers, contractors or customers about other suppliers, contractors, customers or company competitors or their products or services.

For additional resources for your business, see the For More Information insert inside the back cover.

Waiver

No waiver of a material provision of this code of ethics may be made for executive officers and directors except with the prior approval of the Board of Directors or a board committee and with timely disclosure to shareholders.

Ethics and Business Conduct 1-800-716-3488

Index

Alcohol	25

Antitrust	8, 9

Business Ethics Core Policy	4, 5

Company assets	10-11

Company funds	10, 23

Company property	10, 11

Company records	11,15, 17, 23

Compensation	14

Competition laws	9

Competitive intelligence	22

Competitors	9, 12, 22, 24, 27

Computers	10

Confidentiality/confidential information	7, 22, 26

Conflict of interest	12-13

Consultants	6, 23

Contractors	3, 6, 12, 13, 18, 22, 24, 26-27

Copyright	10, 22

Customers	3, 7, 12-14, 18, 22-24, 26, 27

Decision making	3, 7, 19, 20

Directors	3, 8, 17, 21, 27

Disclosures	17

Discrimination	14

Diversity	14

Drugs	25

Electronic media	10

E-mail	9, 10, 13

Employment Issue Resolution Process	6, 15

Employee relations	4, 6, 14, 15

Entertainment	10, 12, 18-20, 26

Environment, Health and Safety	8, 16, 25

Environment	8, 16

Equal opportunity	14-15

Ethics and Business Conduct	3-9, 15-17, 19, 25

Family	12, 14, 18

Favoritism	14

Foreign Corrupt Practices Act	23

Financial interests	10, 12, 17

Friends	12

Gifts	12, 18-20, 26

Government Affairs	20

Grievance process	6

Harassment	10, 15, 25

Health	7, 16, 25

Hiring	24

Human Resources	4, 6, 8, 15, 19

Injury	25

Inside information	21

Insider trading	21

Intellectual property	22

International	19, 20, 23

Internal Audit	8, 17

Internet	10, 13

Intranet	10, 13

Investments	13, 23

Issue resolution process	4, 6, 8, 15

Labor agreement	6, 15

Law Department	4, 6, 8, 9, 13, 16, 17, 21, 23, 26

Loans	18

Lobbying	20

Material information	21

Nominal value	18

Officers	3, 17, 21, 27

Outside employment/ business	10, 12, 13

Payments	23, 26

Personal profit/benefit	10, 12, 13, 19

Political contributions	20, 23

Pornography	10

Privacy	15, 24

Purchases	26

Racism	10, 14

Reciprocity	26

Records management	11, 17, 23

Regulations	16, 20, 23, 26

Relatives	14, 18

Reporting	7

Resolution process	4, 6, 8, 15

Retaliation	5, 7

Safety	7, 8, 11, 16, 25

Sales	21, 26

Securities	12, 17, 21

Sexual harassment	15

Substance abuse	25

Suppliers	3, 12, 14, 18, 23, 24, 26-27

Travel and entertainment	10

Violence	8, 15, 25

Unions	6, 8, 14, 15

Waiver	27

If the For More Information insert for your business is missing, please see www.weyer.com/conduct/code.

Ethics and Business Conduct

1-800-716-3488 (toll-free)
or (253) 924-4955

ethics@weyerhaeuser.com

JGD 184/5-03
Cover Printed on 100 lb. Endeavour Recycled Velvet Cover/Text printed on 70 lb. Weyerhaeuser Cougar Opaque Text